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                     January 21, 2022

       David Bergman
       Chief Financial Officer
       Under Armour, Inc.
       1020 Hull Street
       Baltimore, Maryland 21230

                                                        Re: Under Armour, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2020
                                                            Filed February 24,
2021
                                                            File No. 001-33202

       Dear Mr. Bergman:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing